Exhibit 99.1

News Release Contact: Larry Vale Keane Investor Relations 617-241-9200 x1290 Margo Nison Keane Public Relations 617-241-9200 x1272

Keane Completes Review of Deferred Tax Accounts

BOSTON, March 15, 2005 — Keane, Inc. (NYSE: KEA), a leading business and information technology outsourcing firm, today announced that it has concluded the review of its deferred tax accounts resulting in no changes to the Company’s 2004 revenues, income before taxes, and cash flow reported as preliminary results last month.  Net income and diluted earnings per share (EPS) for 2004 have been adjusted to include the benefit of recording an additional deferred tax asset.

During the Company’s year-end closing process, Keane and its independent registered public accountants, Ernst & Young LLP, identified errors relating to deferred tax balances arising from transactions in prior years.  As a result of the Company’s review, certain adjustments from deferred tax liabilities to goodwill and accrued income taxes payable were made to the previously issued condensed consolidated balance sheet as of December 31, 2004.  In addition, Keane’s financial statements in its 2004 Annual Report on Form 10-K will reflect an additional deferred tax asset totaling approximately $2.2 million and a corresponding decrease to the provision for income taxes.

As a result, net income for the year ended December 31, 2004 increased from the previously reported preliminary amount of $30.1 million to $32.3 million.  This income tax adjustment results from book to tax timing differences related to depreciation expense that management believes relates to a period, or periods prior to 2004.  Since the specific period to which this adjustment relates could not be identified with certainty, the adjustment has been recorded in the current period.

Keane has devoted significant resources and management attention to assessing and strengthening, as appropriate, the Company’s internal controls over financial reporting as part of its Sarbanes-Oxley Section 404 review. Keane is currently on schedule to complete its initial Sarbanes-Oxley review by the time it files its 2004 Annual Report on Form 10-K.

About Keane:

Keane, Inc. (NYSE: KEA), helps clients to improve their business operations and IT effectiveness by delivering a broad range of business consulting and outsourcing services designed to achieve near-term and sustainable business benefit.  Specifically, Keane focuses on highly synergistic service offerings, including: Application Development & Integration, Application Outsourcing, and Business Process Outsourcing.  Keane believes that business and IT improvements are best realized by streamlining and optimizing business and IT processes, implementing rigorous management disciplines, and fostering a culture of accountability through meaningful performance metrics.  Keane delivers its services through an integrated network of branch offices in North America and the United Kingdom, and via SEI CMMI Level 5 evaluated Advanced Development Centers (ADCs) in Canada and India.  Information on Keane is available on the Internet at www.keane.com.

This press release contains a number of forward-looking statements concerning Keane’s current expectations as to future growth and its results of operations.  Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates,” “intends,” “may,” “projects,” “will,” “would,” and similar expressions) should also be considered to be forward-looking statements.  There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: continued or further downturns in the U.S. economy, political and economic conditions in India, the loss of one or more major clients, unfavorable government audits, unanticipated disruptions to Keane’s business, the execution and successful completion of contracts evidencing the new bookings referred to in this release, the successful completion of software development or management projects, the availability and utilization rate of professional staff, and other factors detailed under the caption “Certain Factors That May Affect Future Results” in Keane’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2004, which important factors are incorporated herein by this reference.   Keane disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release, including the potential impact of any future acquisitions, mergers, or dispositions it may make.

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